Vertex Energy 8-K

Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of January 29th, 2016 by and between VERTEX REFINING NV, LLC, a Nevada limited-liability company (“Buyer”) and the sole member of BANGO OIL LLC, a Nevada limited-liability company (the “Company”): FOX ENCORE 05 LLC, a Washington limited liability company ( “Seller”).

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding Membership Interests (as defined in Article I hereof) of the Company;

WHEREAS, Buyer and the Company entered into that certain Lease With Option for Membership Interest Purchase dated April 30, 2015 (the “Lease”), which included in Section 13 thereof an option (the “Option”) for Buyer to purchase one hundred percent (100%) of the issued and outstanding Membership Interests of the Company;

WHEREAS, Buyer has exercised the Option on the date hereof (the “Exercise Date”) in accordance with Section 13 of the Lease; and

WHEREAS, pursuant to Buyer’s exercise of the Option, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, one hundred percent (100%) of the issued and outstanding Membership Interests of the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person.

“Bango Articles” means the articles of organization attached hereto as part of Schedule 3.1.

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“Bango Operating Agreement” means the operating agreement attached hereto as part of Schedule 3.1.

“Business Day” means any day other than Saturday, Sunday or a day on which banks are authorized or required to close in Reno, Nevada.

“Company Charter Documents” means the Bango Articles and Bango Operating Agreement.

“Equity Interests” means all Membership Interests, securities, equity interests or other ownership interests of or in the Company or any options, warrants or other rights to acquire, or securities convertible into, any Membership Interests, securities, equity interests or other ownership interests of or in the Company.

“Intellectual Property” means all intellectual property rights, including without limitation (i) copyrights, patents, industrial design rights, trademarks, logos, slogans, corporate names, trade names, rights of priority, and applications and registrations for any of the foregoing, (ii) inventions, trade secrets, know-how, mask works, software, firmware, specifications, designs, drawings, processes, data, methodologies, ideas, concepts, inventions, plans, techniques, tools, hardware, works of authorship, and (iii) other Proprietary Information and technology necessary to the past and present conduct of the Company’s business.

“Knowledge”, when used with respect to Seller, means the actual knowledge, without any duty of inquiry, of Alan C. Fox and D. Steven Fox.

“Material Adverse Change” means a material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company or the value of the Membership Interests.

“Material Adverse Effect” means a material adverse effect on the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company or the value of the Membership Interests.

“Membership Interests” means the issued and outstanding membership units or interests of the Company.

“Person” means any individual, corporation, trust, limited liability company, partnership, organization or other entity.

“Prior Lessee” means Bango Refining NV, LLC, a Delaware limited liability company.

“State of Formation” means the State of Nevada.

“Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

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“Tax Affiliate” means any subsidiary, any affiliated, combined or unitary group of which the Company is or was a member.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Vertex Energy” means Vertex Energy, Inc., a Nevada corporation.

“Vertex Ohio” means Vertex Refining OH, LLC, an Ohio limited liability company.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS AND CLOSING

2.1 Exercise of Option; Purchase of Membership Interests by Buyer.

(a) Buyer has exercised the Option effective as of the Exercise Date. Seller, on behalf of the Company, acknowledges receipt of notice of the exercise of the Option. Seller further acknowledges that the exercise of the Option by Buyer was valid and hereby waives, notwithstanding Section 13.2 of the Lease, any right to assert a breach or violation of the Lease or to otherwise claim that such exercise of the Option was not valid, as a result of the application of any advance notice provisions in the Lease for exercising the Option.

(b) Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, one hundred percent (100%) of all of the issued and outstanding Membership Interests of the Company (“Seller’s Membership Interests”) at the Closing (as defined in Section 2.3 hereof) on the terms and subject to the conditions set forth in this Agreement. The parties acknowledge and agree that Seller’s Membership Interests shall be deemed to include those certain tracts or parcels of land located in Churchill County, Nevada, described on Schedule 2.1 attached hereto and incorporated herein by this reference (the “Land”), together with the fixtures, personal property, structures and other improvements owned by the Company currently erected or located thereon, including, without limitation, the current used oil re-refining plant, storage tanks, offices, and warehouse, and related personal property (if any), and together with any rights, privileges, easements, entitlements, permits, appurtenances and technology and/or intellectual property utilized in the construction, operation, repair, maintenance of the oil re-refining plant and the Company’s business and belonging or in any way pertaining to the foregoing (collectively, the “Property”).

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2.2 Purchase Price. The Buyer and Seller acknowledge and agree that the total purchase price for Seller’s Membership Interests (the “Purchase Price”) to be paid to Seller in exchange for Seller’s Membership Interests and performance of this Agreement by the Company and Seller shall be Nine Million Three Thousand Dollars ($9,003,000.00).

2.3 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place concurrently with the execution of this Agreement by all parties hereto (the “Closing Date”). The Closing will occur at, or be coordinated from, the offices of Holland & Hart LLP, 5441 Kietzke Lane, Second Floor, Reno, Nevada, or at such other place and on such other date and time as is mutually agreeable to Buyer and Seller. The Closing will be effective as of the close of business on the Closing Date.

(b) The parties agree to consummate the following transactions/make the following deliveries on the Closing Date:

(i) Seller will assign and transfer to Buyer merchantable title in and to Seller’s Membership Interests, free and clear of all liens, and shall deliver to Buyer an assignment of membership interest substantially in the form attached hereto as Exhibit A and incorporated herein by this reference;

(ii) Any Person (including Seller) that is a manager or managing member of the Company shall deliver a resignation to the Company substantially in the form attached hereto as Exhibit B and incorporated herein by this reference;

(iii) The Company and Buyer shall deliver a release of Seller substantially in the form attached hereto as Exhibit C and incorporated herein by this reference, releasing Seller for (A) any obligations owed to or due the Company through and including the Closing Date, and (B) any liability associated with the operation of the Company from and after the Closing Date; and

(iv) Buyer shall deliver to Seller the Purchase Price by delivery to Seller by wire transfer of immediately available funds, to an account designated by Seller to Buyer prior to Closing, of the sum of Nine Million Three Thousand Dollars ($9,003,000.00);

(v) Buyer shall deliver to Seller either a limited liability company resolution confirming that all necessary corporate action was taken by Buyer in entering into this Agreement and proceeding to Closing or a certificate of Buyer’s managing member confirming that Buyer was authorized to enter into this Agreement and proceed to Closing;

(vi) Buyer shall pay to Seller, by wire transfer of immediately available funds, to an account designated by Seller to Buyer prior to Closing, the following amounts:

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(A) the sum of Twenty-Five Thousand Dollars ($25,000.00), in consideration of Company’s up-front payment to NRC Environmental Services, Inc. (“NRC”) of all funds necessary to settle NRC’s mechanic’s lien against the Land;

(B) the sum of One Hundred Ninety-Seven Thousand Five Hundred Dollars ($197,500.00), which sum represents Buyer’s portion of the settlement funds Company provided to NRC in order to settle NRC’s mechanic’s lien against the Land;

(C) the sum of Forty One Thousand Dollars ($41,000), which sum represents payment of various agreed upon Seller transaction expenses incurred in connection with the transactions contemplated hereby and in connection with certain related matters; and

(D) the sum of Twenty-Four Thousand Four Hundred Dollars ($24,400.00), which sum represents an unintended shortfall of January 2016 rent under the Lease.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties and acknowledges that Buyer has relied thereon in entering into this Agreement. Any exceptions to such representations and warranties are as set forth in the schedules attached hereto and referred to herein as Seller’s Disclosure Schedule. Each such representation and warranty is true and correct as of the Closing Date.

3.1 Power and Authority. The Company is a limited-liability company duly formed, validly existing and in good standing under the laws of the State of Formation. The Company Charter Documents have been provided by Seller to Buyer on or prior to the date hereof, reflect all amendments made thereto and are true, correct and complete as of the date hereof. True, correct and complete copies of the Company Charter Documents are attached hereto as Schedule 3.1.

3.2 Binding Agreements. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

3.3 No Breach. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby does not conflict with, result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Membership Interests or any assets of the Company under the provisions of the Company Charter Documents or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company or Seller is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company or Seller are subject.

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3.4 The Membership Interests.

(a) The Company Charter Documents set forth the issued and outstanding Membership Interests of the Company and the Membership Interests owned by Seller. All of the outstanding Membership Interests are validly issued and owned, beneficially and of record, by Seller. There are no Equity Interests other than the Membership Interests issued, outstanding or otherwise in existence. No Person owns, has a right to, or has been issued any “phantom stock,” equity or Membership Interest appreciation rights or similar compensation expressed in or computed on the basis of Membership Interests or the value thereof. No Person has any preemptive right or right of first refusal to purchase any Equity Interests, except as set forth in the Company Charter Documents.

(b) All legal and beneficial right, title and interest in Seller’s Membership Interests will be on the Closing Date owned solely by Seller and on the Closing Date, Seller’s Membership Interests shall be transferred by Seller to Buyer, free and clear of all liens, claims, pledges, security interests, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind, except as set forth in the Company Charter Documents. Seller has not entered into any agreement, commitment or arrangement to transfer, pledge, mortgage or hypothecate Seller’s Membership Interest or any interest therein to any Person other than to Buyer. Seller is not a party to any proxy, voting trust, voting agreement or similar understanding with respect to Seller’s Membership Interests or the election of managers of the Company, except as set forth in the Company Charter Documents. Seller’s Membership Interests transferred to Buyer by Seller on the Closing Date shall constitute one hundred percent (100%) of all of the issued and outstanding Membership Interests of the Company.

3.5 Governmental Authorities; Consents. Neither the Company nor Seller is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby by Seller.

3.6 Subsidiaries. The Company does not own, directly or indirectly, any stock, partnership interest, joint venture interest or any other security or ownership interest of, or issued by, any other corporation, partnership, limited liability company, organization or other entity.

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3.7 Title to the Land.

(a) At the Closing, the Company will own the Land free and clear of liens and encumbrances (including free of any interest of the Prior Lessee as a result of the termination of any lease agreement with the Prior Lessee), except for the items disclosed in that certain Preliminary Title Report issued by Western Nevada Title Company, dated as of January 21, 2015, and those items created or caused by Buyer (collectively, the “Permitted Exceptions”).

(b) To the best of Seller’s knowledge, the Company is not in violation of any applicable zoning ordinance or other law of similar type or nature, regulation or requirement relating to the operation of the Property, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to the Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a Material Adverse Effect.

3.8 Tax Matters.

(a) Except for the Permitted Exceptions, there are no Tax liens upon the Land except for liens for current Taxes not yet due and payable.

(b) The Company has at all times during its existence been, and will be until the Closing Date, taxable as a partnership for federal and state income tax purposes. Neither the Company nor Seller or any taxing authority has taken a position inconsistent with such treatment.

3.9 Litigation.

(a) Except: (i) as related to the actions or omissions of Prior Lessee, including, without limitation, the litigation commenced by Republic Bank, Inc. (“Republic Bank”), in the Tenth Judicial District Court of Nevada (15-10DC-0502) and (ii) that certain lawsuit titled Daniel Snodgrass v. Bango Oil, et al, Case No. CV15-03262, pending in the Second Judicial District Court for the State of Nevada (the “Snodgrass Action”) there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against the Company (except for Republic Bank’s threat to refile its current litigation in the Second Judicial District Court of Nevada or the U.S. District of Nevada), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Company has submitted a letter to the Prior Lessee’s insurer requesting such insurer to provide coverage and defense for the Snodgrass Action on behalf of Company, and a subsequent letter advising such insurer of the deadline for filing an answer in the Snodgrass Action. Company has not received a response from such insurer regarding such insurer’s position on coverage.

(b) There are no outstanding orders, judgments, injunctions, fines, penalties, citations, awards or decrees of any court, arbitrator or governmental or regulatory body involving the Company.

3.10 Affiliate Transactions. Other than pursuant to this Agreement, no Person has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible used in or pertaining to the business of the Company (other than ownership of Membership Interests).

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3.11 Compliance with Laws; Permits. Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Property.

3.12 Environmental Matters. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety. No Hazardous Substances (as defined below) are used or have been used, stored, or disposed of by the Company (except in the ordinary course of business and in compliance with applicable laws) or, to the best of Seller’s knowledge, by any other person or entity on any property owned, leased or used by the Company, with the exception of Prior Lessee under the Prior Lease and Buyer pursuant to the Lease. As used in this Agreement, the term “Hazardous Substances” shall include: (i) explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other similar materials or pollutants which pose a hazard to the Property, or to persons on or about same, cause the Property to be in violation of any law or local approval, or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic”, or words of similar import under any applicable law, including, but not limited to: (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (B) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801. et seq.; (C) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (D) regulations adopted and publications promulgated pursuant to the aforesaid laws, and similar laws of the State of Nevada, including, without limitation, the Nevada Administrative Code regulations adopted by the Nevada Division of Environmental Protection (collectively, the “Environmental Laws”); (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under any Environmental Laws now or hereafter in effect.

3.13 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or Seller.

3.14 Material Contracts; License Agreements. Schedule 3.14 lists each contract, agreement, lease, mortgage, note, and any other obligation or commitment of the Company to the extent monetary obligations under the contract exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00), and each license agreement (or agreement of a similar nature) (whether or not such license or similar agreement includes a monetary obligation in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00)) that is material to the operation of the Company’s plant located on the Property.

3.15 Insurance Coverage. Schedule 3.15 sets forth a list of all insurance coverage of the Company, in full force and effect as of the Closing Date, maintained by the Company (indicating the type, name of the insurer, coverage amounts, period of coverage, premiums and deductibles).

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3.16 Employee Matters. To Seller’s knowledge, the Company has complied with all applicable employment and labor Laws, except where non-compliance would not result in a Material Adverse Effect. Schedule 3.16 sets forth a list of all employees of the Company as of the Closing Date, together with their rate of annual compensation and job title.

3.17 Intellectual Property. Schedule 3.17 identifies all of the following which are used in the business of the Company or in which the Company claims any ownership rights: (A) all marks, that have been registered, together with information regarding all registrations and pending applications to register any such rights; (B) all patents on and pending applications to patents on any technology or design; and (C) all registrations of and applications to register copyrights.

3.18 Seller’s Financial Condition. Except as reflected in the Balance Sheet dated December 31, 2015, since the execution of the Lease, Seller has not (i) incurred any new indebtedness for money borrowed; or (ii) sold, exchanged or otherwise disposed of any of its assets or rights.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties and acknowledges that Seller has relied thereon in entering into this Agreement. Each such representation and warranty is true and correct on the Closing Date.

4.1 Formation and Corporate Power. Buyer is a limited-liability company duly formed, validly existing and in good standing under the laws of the State of Formation, qualified to do business in Nevada, with the requisite power and authority to enter into this Agreement and perform its obligations hereunder.

4.2 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

4.3 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Buyer Charter Documents or, except for the consent of Goldman Sachs Bank USA, Goldman Sachs Specialty Lending Holdings, Inc. and Midcap Business Credit LLC under Buyer’s loan and credit facilities (the “Creditor Consents”), each of which has been obtained as of the Closing, any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

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4.4 Governmental Authorities; Consents. Except for the applicable requirements of state securities or “blue sky” laws and the 1933 Act, if any, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, and, except for the Creditor Consents, each of which has been obtained as of the Closing, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby by Buyer.

4.5 Investment Representations. In connection with its purchase and receipt of Seller’s Membership Interests, Buyer represents as follows:

(a) Buyer is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire Seller’s Membership Interests. Buyer is acquiring Seller’s Membership Interests for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the 1933 Act.

(b) Buyer understands that Seller’s Membership Interests have not been registered under the 1933 Act or in any state in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Buyer’s investment intent as expressed herein.

(c) By reason of the business or financial experience of Buyer or Buyer’s professional advisors who are unaffiliated with the Company or Seller, Buyer has the capacity to protect its own interests in the acquisition of Seller’s Membership Interests.

ARTICLE V

POST-CLOSING COVENANTS

5.1 Preparation and Filing of Tax Returns. Seller shall file or cause to be filed all federal, state and local income Tax Returns for the Company for all taxable periods ending on or before the Closing Date, and the Company shall close its books for the period ending on the Closing Date, and Seller shall pay or cause to be paid all Tax liabilities based on taxable income of the Company for periods ending on or before the Closing Date.

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5.2 Conflict Waiver; Privilege. Recognizing that Holland & Hart LLP has acted as legal counsel to Seller and Company prior to the Closing Date, and that Holland & Hart LLP may act as legal counsel to Seller and its Affiliates after the Closing Date, each of Buyer and Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Holland & Hart LLP representing Seller and/or its Affiliates after the Closing Date as such representation may relate to Buyer, Company, or the transactions contemplated herein. In addition, all communications involving attorney-client communications between Seller or the Company and Holland & Hart LLP in the course of the negotiation, documentation, and consummation of the transactions contemplated hereby, and otherwise between Seller or Company and Holland & Hart relating to Company, or Seller’s status as the owner of Company, prior to the Closing Date, shall be deemed to be attorney-client privileged and confidences that belong solely to Seller (and not Company). Accordingly, Company shall not, without Seller’s written consent, have access to any such communications, or to the files of Holland & Hart LLP relating to its engagement as legal counsel for Company or for Seller. Without limiting the generality of the foregoing, upon and after the Closing Date: (i) Seller (and not Company) shall be the sole holder of the attorney-client privilege with respect to such engagement, and Company shall not be the holder thereof; (ii) to the extent that files of Holland & Hart LLP in respect of such engagement constitute property of the client, only Seller (and not Company) shall hold such property rights; and (iii) Holland & Hart LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Company by reason of any attorney-client relationship between Holland & Hart LLP and Company or otherwise.

5.3 Defense of Snodgrass Action. Subject to the provisions contained in Article VI below, Seller agrees (in cooperation with the Company) to direct and coordinate the defense of the Snodgrass Action and oversee (in cooperation with the Company) in a commercially reasonable manner the activities and defense of such action by any insurer providing coverage and defense thereof. In connection with such defense, Seller and Buyer shall cooperate (and Buyer shall cause the Company to cooperate), and they shall cause their respective representatives to cooperate, with each other in all reasonable respects in connection with the defense of the Snodgrass Action. In furtherance thereof, Seller and Buyer agree to (and Buyer shall cause the Company to agree to) make available records relating to such action and furnish, without expense (other than reimbursement of actual out-of-pocket expenses), such records and copies of documents and filings delivered or made in connection with the Snodgrass Action that are reasonably requested by the other party, provided the parties shall limit such disclosure so as not to expressly waive any attorney-client privilege associated with any such information or any protection afforded by the “work product doctrine” with respect to any of the matters disclosed therein. Seller agrees to defend the Snodgrass Action actively, using commercially reasonable efforts and in good faith and it will not compromise or settle, or consent to the entry of a judgment with respect to, the Snodgrass Action without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1 Agreement by Seller to Indemnify. Seller agrees to indemnify, defend and hold Buyer and its affiliates (including the Company after the Closing), managers, members and agents thereof (collectively, the “Buyer Indemnified Party”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) (collectively, “Losses”) incurred or suffered by the Buyer Indemnified Party resulting from or arising out of (i) any breach of a representation or warranty made by Seller in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by Seller in this Agreement, and/or (iii) any litigation, claim, demand, complaint, cause of action, investigation, inquiry, suit, charge, audit, action, hearing, notice of violation of applicable law or legal, administrative, arbitrative or other proceeding, as it relates to the Snodgrass Action. The period of such indemnification in connection with Sections 6.1(i) or (ii) shall be for a period of one (1) year following the Closing and the period for indemnification and defense under Section 6.1(iii) shall extend until a final judgment is entered in the Snodgrass Action and all appeal rights related thereto have lapsed, and any settlement obligations related thereto have expired. The aggregate amount of liability of Seller under this Section 6.1 shall not exceed $3,000,000.00 (“Seller’s Indemnity Cap”).

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6.2 Indemnity Holdback. Upon Vertex Ohio’s payment of the principal balance owing by Vertex Ohio under that certain promissory note in the principal amount of Five Million One Hundred Fifty Thousand Dollars ($5,150,000.00) made payable to Seller by Vertex Ohio (“Ohio Note”), Seller agrees to set aside an amount of the proceeds of the Ohio Note equal to Seller’s Indemnity Cap in an escrow account with Fidelity National Financial, Inc., or one of its affiliates (the “Indemnity Holdback”). The Indemnity Holdback shall be held in escrow until the expiration of the indemnity obligation set forth in Section 6.1(iii), above, at which point any remaining portion of the Indemnity Holdback shall be released to Seller. Subject to the provisions of this Agreement, Seller shall cause such escrow agent to pay to a Buyer Indemnified Party any amount of the Indemnity Holdback determined to be due under this Agreement upon a final and non-appealable judgment, determination, settlement or compromise of the Snodgrass Action in connection with a claim for Losses related to the Snodgrass Action by a Buyer Indemnified Party. Buyer and Seller agree that any amount of indemnifiable Losses related to the Snodgrass Action that is not in dispute, or with respect to which the dispute is fully and finally resolved, shall be paid promptly upon notice of such indemnifiable Losses or upon resolution of such dispute as described above, as applicable. Buyer and Seller hereby agree to promptly execute escrow instructions acceptable to Fidelity National Financial, Inc., or one of its affiliates, effectuating the provisions of this Section 6.2 promptly after the Closing.

6.3 Agreement by Buyer to Indemnify. Buyer agrees to indemnify, defend and hold Seller and its affiliates, managers, members and agents thereof (collectively, a “Seller Indemnified Party”) harmless from and against the aggregate of all Losses incurred or suffered by the Seller Indemnified Party resulting from or arising out of (i) any breach of a representation or warranty made by Buyer in or pursuant to this Agreement, or (ii) any breach of the covenants or agreements made by Buyer in this Agreement. The period of such indemnification and defense shall be for a period of one (1) year following the Closing. The aggregate amount of liability of Buyer under this Section 6.3 shall not exceed $3,000,000.00.

6.4 Survival of Representations and Warranties. Each of the representations and warranties made by the parties in this Agreement or pursuant hereto shall survive through and including the date which is the first (1st) anniversary of the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. After the Closing, the rights set forth in this Article VI shall be each party’s sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and any related documents delivered in connection therewith.

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ARTICLE VII

MISCELLANEOUS

7.1 Publicity. No public disclosure, announcement or publicity with respect to the transactions contemplated hereby may be made except with the prior written approval of Buyer and Seller.

7.2 Expenses. Except as provided in Section 2.3(b)(vi)(C), above, Seller and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees (and, in the case of Seller, the expenses of the Company up to and including the Closing Date)) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

7.3 Further Assurances. Seller and Buyer agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

7.4 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against whom such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

7.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class certified mail, return receipt requested, or sent by nationally recognized courier service such as Federal Express. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

If to Seller:	Fox Encore 05 LLC
c/o ACF Property Management, Inc.
12411 Ventura Blvd.
Studio City, California 91604
Attn: Alan C. Fox

with a required copy, which shall not constitute notice to Seller, to:

Holland & Hart LLP
5441 Kietzke Lane, Second Floor
Reno, Nevada 89511
Attn: Bryce C. Alstead

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If, to Buyer:	Vertex Refining NV, LLC
1331 Gemini Street, Suite 250
Houston, TX 77058
Attn: Benjamin P. Cowart, Chief Executive Officer

with a required copy, which shall not constitute notice to Buyer, to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attn: Timothy P. Reardon

7.6 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller or by Buyer without the prior written consent of the other party hereto.

7.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.8 Counterparts and Delivery of Signatures. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile or electronic copy of this Agreement or its signature page shall be accepted as an original.

7.9 Governing Law; Venue. The internal law, without regard to conflicts of laws principles, of the State of Nevada will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. The parties hereto hereby consent and agree to the exclusive jurisdiction of the state courts of the State of Nevada sitting in Washoe County, Nevada and the federal courts sitting in Reno, Nevada for any actions, suits or proceedings arising out of or relating to this Agreement and the matters contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts).

7.10 Attorneys’ Fees and Costs. If any action or proceeding is brought for the enforcement or interpretation of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and all other costs and expenses incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

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7.11 Entire Agreement. This Agreement (including the exhibits and schedules hereto), contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

[Signature page follows.]

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The parties have executed this Agreement as of the date set forth above.

Buyer:

VERTEX REFINING NV, LLC,
a Nevada limited liability company

By:	Vertex Energy Operating, LLC
	Its:	Sole Member

By:	/s/ Benjamin P. Cowart
Benjamin P. Cowart, President and Chief Executive Officer

Seller:

FOX ENCORE 05 LLC,
a Washington limited liability company

By:	ACF Property Management, I nc.,
a California corporation
	Its:	Managing Member

By:	/s/ Alan C. Fox
Alan C. Fox
Its:	President

Schedule 2.1

Description of Land

The property located at the address commonly known as 22211 Bango Road, Fallon, NV 89406 and having a legal description as follows:

Parcels 1 and 2 as shown on the Parcel Map for Best Energy, LLC, filed in the office of the Churchill County Recorder on December 2, 2005, as File No. 377120, Official Records of Churchill County, Nevada.

Excepting therefrom all right, title, interest and estate in and to all mineral and metals of every kind and nature existing one hundred feet (100’) beneath the surface of, or within the property, including the right of access to and from the subsurface thereof as may be reasonably necessary for processing, mining, drilling, extracting, processing, utilizing, removing, selling and transporting the same and any of their by-products, by all-means and methods, provided, however, that no mining operations shall be conducted on the surface of the property or at any point within one hundred (100’) feet below the surface. The foregoing does not include sand, gravel, aggregates, decorative or building stone or materials, as reserved by Newmont Mining Corporation, a Delaware corporation in deed recorded September 27, 2002, as Document No. 346403.